                                                                   EXHIBIT 10.13

                               SEVERANCE AGREEMENT

         This Agreement (the "Agreement") is entered into as of the 5th day of November, 2003, by and among Arthur A. Siciliano, Ph.D. ("Employee"), PolyMedica Corporation, a Massachusetts Corporation (the "Company"), and the Board of Directors of the Company (the "Board of Directors").

BACKGROUND

         After many years of service and contribution to the growth of the Company, Employee has decided to retire, and the Company has decided to accept his retirement. This decision is taking place at a time when the Company is the subject of government civil and criminal investigations and civil litigation, as noted in section 3.1 of this Agreement. It is of great importance to both the Board of Directors and the Employee that the retirement of the Employee not be interpreted by others as the product of a finding of impropriety as to the Employee. Such an interpretation would be inaccurate. The Company has neither resolved, nor is it determined to attempt to resolve some or all of the proceedings in which it is currently involved by offering to provide information to third parties concerning the Employee. The existence of the proceedings was not the basis for the decision by Employee to retire nor the basis for the decision of the Board to accept that decision.

RECITALS

         WHEREAS Employee and the Company previously entered into an Employee Retention Agreement dated as of September 1, 2000, as amended on November 5, 2003, and an Employment Agreement dated November 5, 2003 (collectively, all of the foregoing agreements shall be referred to as the "Previous Agreements");

         WHEREAS Employee desires to resign from his employment on March 31, 2004 (the "Date of Separation"), and the Company recognizes Employee's valuable service to the Company;

         WHEREAS Employee and the Company desire for this Agreement to supersede all Previous Agreements as of April 1, 2004;

         WHEREAS Employee intends to execute and deliver a letter of resignation in a form previously agreed to by Employee and the Company effective the close of business on March 31, 2004; and

         NOW THEREFORE, in consideration of the mutual promises and forbearances set forth in this Agreement, and other good and valuable consideration which Employee and the Company hereby acknowledge, Employee and the Company agree as follows:

         TERMS AND CONDITIONS

         1. BACKGROUND AND RECITALS. The foregoing Background and Recitals are incorporated into and made a part of the Terms and Conditions of the Agreement.

         2.       SEVERANCE BENEFITS.

                  2.1      SEVERANCE PAY.

                           (a) As of the Date of Separation, the Company shall
pay Employee salary continuation at his current base salary for eighteen (18) months, less all state and federal taxes ("Severance"). The Severance shall be paid in accordance with the Company's normal payroll procedures, but in no event shall payment start earlier than the first regular payroll after the end of the Revocation Period for the General Release of Claims executed by Employee (see
Exhibit 1). This Severance Pay shall immediately become due if Employee dies prior to the end of said eighteen (18) month period and shall be paid to his estate.

                           (b) The Company shall pay to Employee any accrued
unpaid salary in the next regular payroll following the Date of Separation.

                  2.2 HEALTH INSURANCE. For a period of 18 months after the Date of Separation, or until the Employee becomes employed and covered by health insurance meeting the requirements of the Omnibus Budget Reconciliation Act of 1989 and the Health Insurance Portability and Accountability Act, whichever occurs first, the Company shall offer Employee continued health and dental insurance as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or other law, and shall reimburse Employee for the full cost of that coverage. If Employee elects not to maintain health insurance pursuant to COBRA or other law, the Company is under no obligation to reimburse Employee for his otherwise elected coverage. Employee shall be obligated to give the Company prompt notice of his subsequent employment, and at that time the Company's obligations under this Section 2.2, if any, shall cease if and when Employee is eligible for family group health insurance coverage with no pre-existing condition exclusion.

                  2.3 EQUIPMENT. Employee shall be entitled to permanent ownership of the computer and fax machine he currently uses in his home office.

                  2.4 LIFE INSURANCE. For a period of 18 months after the Date of Separation or until Employee becomes employed , whichever occurs first, the Company shall continue in full force and effect, at its expense, life insurance on the life of the Employee with an Employee-directed beneficiary in the amount of Six Hundred Twenty-Five Thousand and Five Hundred Dollars ($625,500.00). Employee shall be obligated to give the Company prompt notice of his subsequent employment, and at that time the Company's obligations under this
Section 2.4, if any, shall cease.

                  2.5 NOTICE. Employee shall be obligated to provide the Company prompt notice of his subsequent employment.

                  2.6      401(K) PLANS.

                           (a) Employee is a participant in the Company's
non-qualified 401(k) shadow plan/social security equalization plan/pension plan/deferred salary and bonus plan (the "SERP") and has a fully vested account balance in the SERP . As soon as practicable and in no event later than June 30, 2004, the Company shall cause: (1) the full amount in Employee's SERP account (less applicable tax withholdings) to be paid to him in a lump sum; and (2) to be delivered to Employee a schedule of all activity (e.g. contributions and investments) in his account from November 1, 2003, through the effective date of such payment.

                           (b) After the Date of Separation, Employee shall be
entitled to roll over any and all existing 401(k) retirement account(s), including discretionary amounts contributed by the Company, pursuant to the applicable benefit plan provisions.

         3.       INDEMNIFICATION AND NO ADVERSE ACTION.

                  3.1 The Company acknowledges Employee's rights as an Indemnitee under the Articles of Organization (the "Articles") of the Company. Without limitation of the foregoing, the Company acknowledges that it has received proper notice, in accordance with Section 3 of Article 6F of the Articles, of Employee's claim that he has a right to be indemnified with respect to the following matters:

                  - In re: PolyMedica Corp. Shareholder Derivative Litig., Civ. A. No. 01-3446, Superior Court of Middlesex County, Commonwealth of Massachusetts

                  - In re: PolyMedica Corp. Sec. Litig., Civ. A. No. 00 12426 REK, United States District Court, District of Massachusetts

                  - Stanley Sved, et al. v. PolyMedica Corp., et al., Civ. A. No. 03-11270-RCL, United States District Court for the District of Massachusetts

                  - Alfred Gourdji, et al. v. PolyMedica Corp., et al., Civ. A. No. 03-11393-RCL, United States District Court for the District of Massachusetts

                  - Jack H. L. Thompson, et al. v. PolyMedica Corp., et al., Civ. A. No. 03-11604-RCL, United States District Court for the District of Massachusetts;

                  -        Achille, et al. v. Steve J. Lee, et al., Civ. A. No.
                           03-2262, Superior Court of Middlesex County,
                           Commonwealth of Massachusetts

                  - The investigations currently being conducted by the United States Attorney's for the Southern District of Florida and the Southern District of Illinois

         The Company further acknowledges that, pursuant to such Section 3, the Company has authorized Employee to employ Kirkpatrick & Lockhart LLP as his counsel with respect to the civil matters set forth above, and Neal R. Sonnett with respect to the criminal matters set forth above. This acknowledgement shall not limit in any way the right of the Employee to employ his own counsel with respect to other indemnified claims, as provided in such Section 3.

                  3.2 The Company acknowledges that, pursuant to Section 4 of Article 6F and subject to the last sentence of this Section 3.2, it is obligated, subject to the terms and conditions of such Section 4, to pay the reasonable expenses of the Employee incurred in connection with the matters listed in Section 3.1 above. The Company hereby agrees that the Employee may instruct his attorneys to forward their invoices for fees and expenses that are considered expenses under such Section 4 directly to the Company and the Company shall pay such fees and expenses within 30 days.

         Employee, in order to comply with the provisions of such Section 4 and with Massachusetts law, hereby undertakes to repay all amounts so advanced in the event that it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company in accordance with the Articles.

                  3.3 The Company currently maintains Directors and Officers liability insurance, the policies for which will be made available to the Employee and his authorized representatives promptly following any request therefore. The Company shall use commercially reasonable efforts to keep such policies in effect as to the Employee after the date hereof.

         4.       NON-DISPARAGEMENT.

                  4.1 The Company, the Senior Executives and Directors agree not to take any action or make any statement which is false, disparages, criticizes, or is derogatory with respect to, Employee regardless of whether such statements would be actionable under statutory or common law liability theories.

                  4.2 The Employee understands and agrees that he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, investor, current or former employee, consultant, client or customer of the Company or any other third party, regarding the Company or any of its directors, officers, employees, attorneys, agents or representatives or about the Company's business affairs or financial condition. The Employee further agrees not to make any statement of any kind to any media outlet other than what has been mutually agreed upon as a press release with the Company.

                  4.3 The parties recognize that the Company may provide information to a Governmental Entity (as defined below) or plaintiffs, as the case may be, on a voluntary basis. Nothing in this agreement shall be construed to limit or impede such voluntary cooperation or anyone acting on behalf of the Company from providing any information, including but not limited to documents, witnesses, and/or information obtained from any witness, on a voluntary basis. Nor shall it be construed to limit or impede anyone acting on behalf of the Company from responding to any legal process. For purposes of this agreement the term "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, any entity charged by a Governmental Entity with the administration of a government program, or any stock market or stock exchange on which shares of the Company's stock are traded.

                  4.4 The parties agree that Sections 4.1, 4.2 and 4.3 may be specifically enforced by Employee or the Company, as applicable, it being agreed that money damages are not an adequate remedy for breach of Sections 4.1,
4.2 or 4.3.

         5.       COOPERATION.

                  5.1 The Employee agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions or investigations which already have been brought, including, but not limited to, the matters listed above in paragraph 3.1, any inquiries by the United States Securities & Exchange Commission, any grand jury investigation or other investigation currently being conducted by the United States Attorney's Office for the Southern District of Florida, or the Southern District of Illinois, or any claims or actions which may be brought in the future against, or on behalf of or involving the Company wherein the Employee is indemnified by the Company, whether before or by a state or federal court or by any local, state or federal government agency. The Employee's full cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company. Employee agrees to appear voluntarily before any grand jury proceeding relating to any of the matters set forth in Section 4 above, unless (a) Employee is a subject or target of said grand jury and (b) Employee has not been granted formal immunity. By agreeing to cooperate Employee does not waive any of his constitutional rights or attorney-client or attorney work product privileges and any assertion of such rights or privileges shall not be considered a violation of this Agreement. The Employee agrees that he will notify the Company promptly and in writing in the event that he is served with a subpoena or other such request for information or documents from a third party concerning the Company.

                  5.2 The Company agrees that the Company and its lawyers will cooperate with Employee by providing him and his lawyers with reasonable access to copies of all business records of the Company, to which the Employee would have been entitled to access in the ordinary course of business during the period in which Employee was employed by the Company, that are necessary to the Employee's defense of the proceedings described in Section 3.1 above or any other indemnified activity for so long as such proceedings continue.

         6. NON-DISCLOSURE AND NON-COMPETITION. The Employee acknowledges and reaffirms his obligations with respect to intellectual property and non-competition, as stated more fully in the Confidentiality and

Proprietary Information Agreement dated May 16, 1990, or under any similar later agreements with the Company (the "Confidentiality Agreement") and the Agreement Not To Compete dated May 16, 1990, or under any similar later agreements with the Company (the "Non-Compete Agreement"), each of which remains in full force and effect; provided however, that the Company agrees that if Employee wishes to engage in activities or render services prohibited by the Non-Compete Agreement, Employee may request, in a letter to the General Counsel of the Company describing generally the services he wishes to render and identifying the entity for whom he seeks to provide such services, a release from the Agreement Not To Compete. The decision whether or not to release Employee from his obligations under the Agreement Not to Compete shall be in the Company's discretion which decision will be reviewable in the discretion of a single arbitration at the Employee's request pursuant to the commercial arbitration rules of the American Arbitration Association in Massachusetts.

         7. RETURN OF COMPANY PROPERTY. On the Date of Separation, the Employee agrees to return all Company property in good working order which has been provided to Employee including, but not limited to, keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, cellular phones, pagers, etc.), Company identification and any other Company-owned property which is in his possession or control and to advise the Company of any password protected identification that he has placed on or used in connection with any document or file on the Company's computer system and any necessary actions required to facilitate the Company's access to all documents on the computer system; provided however, that Employee may retain the computer and fax he currently uses in his home office as set forth in Section 2.3 of this Agreement. Further, Employee agrees to leave intact all electronic Company documents, including those he developed or helped develop during his employment and to cancel all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts and to delete all Company files or records on any personal computer on which he stored such information.

         8. CONFIDENTIALITY. To the extent permitted by law, the Employee understands and agrees that the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by the Employee, his attorneys, agents and representatives, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.

         9.       RELEASES.

                  9.1 The Employee agrees to execute and deliver to the Company the General Release of Claims attached hereto as Exhibit 1 on the Date of Separation. The Employee acknowledges that he has been advised by the Company to consult with an attorney of his own choosing prior to signing the General Release of Claims and that he may revoke the General Release of Claims for a period of seven (7) days from the date of execution and that the General Release of Claims shall not be effective or enforceable until the expiration of the seven (7)-day Revocation Period.

                  9.2 The Company agrees to execute and deliver to the Employee the Release attached hereto as Exhibit 2 on the Date of Separation. If the Company fails so to execute and deliver to the Employee such Release, then Employee's General Release of Claims shall be null and void, but Employee nevertheless shall be deemed to have satisfied his obligation to execute and deliver such release as a condition of receiving severance under Section 3.7 of the Employment Agreement.

                  9.3 Nothing contained in the releases set forth in Sections 9.1 and 9.2 above shall be deemed to defeat the right, if any, of any issuer or underwriter of directors' and officers' liability insurance for PolyMedica and its directors and officers to recover monies on a theory of subrogation, indemnification or contribution.

         10. VOLUNTARY ASSENT. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

         11. NATURE OF AGREEMENT. The parties understand and agree that this Agreement does not constitute an admission of liability or wrongdoing on the part of the Company or the Employee.

         12.      STOCK CERTIFICATES AND TRADES.

                  12.1 The Company shall reissue, as soon as practicable but in no event later than five (5) business days after the Date of Separation, in Employee's or his designee's name and without legends, all legended stock certificates representing shares of the Company's common stock beneficially owned by Employee. In connection with such reissuance(s), the Company shall obtain at its expense any legal opinion it deems necessary or advisable.

                  12.2 The Company agrees to prepare and file with the Securities and Exchange Commission on a timely basis all reports required to be filed by Employee pursuant to Section 16 of Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that Employee reports to the Company all of his transactions in the Company's securities triggering the filing of such a report no later than the initiation of such a transaction. Employee acknowledges that he is responsible for promptly and accurately reporting any transactions to the Company and that the Company is not responsible for any liability arising from its filing of such reports at the request of Employee.

         13.      MISCELLANEOUS.

                  13.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding of Employee and the Company in respect of its subject matter and supersedes all prior oral or written agreements or understandings between Employee and the Company with respect to such subject matter; provided however, that the Previous

Agreements shall remain in effect through the Separation Date and that the Non-Compete Agreement and the Confidentiality Agreement shall remain in effect as set forth in Section 6 above.

                  13.2 AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

                  13.3 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind any successor of the Company by reorganization, merger, acquisition or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company will require any successor to all or substantially all of the business and/or assets of the company (whether direct or indirect, by purchase, merger, consolidation, asset or stock acquisition or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. The Company agrees to require any such successor to acknowledge its obligation pursuant to this Agreement in a binding written agreement approved by Employee prior to such transaction.

                  13.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  13.5 APPLICABLE LAW. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Employee hereby irrevocably submits and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

                  13.6 FURTHER ASSURANCES. The Company and Employee agree to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further documents, acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

                  13.7 SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

         EXECUTION

         The parties executed this Agreement as a sealed instrument as of the date first written above.

                                              POLYMEDICA CORPORATION

                                              /s/ Samuel L. Shanaman
                                              ----------------------
                                              Samuel L. Shanaman
                                              Lead Director and Interim CEO

                                              For purposes of Section 4.1:

AGREED TO AND ACCEPTED:                       BOARD OF DIRECTORS

/s/ Arthur A. Siciliano, Ph.D.                /s/ Samuel L. Shanaman
------------------------------                ----------------------
Arthur A. Siciliano, Ph.D.                    Samuel L. Shanaman
                                              Lead Director, on behalf of the
                                              Board of Directors

                                                                       Exhibit 1

                            GENERAL RELEASE OF CLAIMS

I, Arthur A. Siciliano, hereby fully, forever, irrevocably and unconditionally release, remise and discharge PolyMedica Corporation, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies and each of their agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have against the Released Parties arising out of my employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964 29 U.S.C. Section 621 et seq., the Americans With Disability Act of 1990, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C.
Section 2601 et seq., 1973, 29 U.S.C. Section 701 et seq., the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, Section 1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C.
Section 1001 et seq., the Massachusetts Civil Rights Act of M.G.L. c.12 Sections 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, Section 102 and M.G.L. c.214, Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, Section 1 et seq., and the Massachusetts Privacy Act, M.G.L. c.214,
Section 1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of my employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this General Release of Claims prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with any such claim, charge or proceedings) and, provided further, that the foregoing General Release of Claims shall not apply to the Employment Agreement entered into between the Company and me on November 5, 2003, or the Non-Compete Agreement or the Confidentiality Agreement executed by me.

I acknowledge that I have been given at least twenty-one (21) days to consider this General Release of Claims, and that the Company advised me to consult with an attorney of my own choosing prior to signing this General Release of Claims. I understand that I may revoke this General Release of Claims for a period of seven (7) days from today and that this General Release of claims shall not be effective or enforceable until the expiration of the seven (7) day Revocation Period.

November 5, 2003                              /s/ Arthur A. Siciliano Ph.D.
----------------                              -----------------------------
Date                                              Arthur A. Siciliano Ph.D.

                                                                       Exhibit 2

                            GENERAL RELEASE OF CLAIMS

         PolyMedica Corporation ("the Company") hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Arthur A. Siciliano (the "Employee") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature, whether known or unknown, which it ever had or now has against the Employee, his agents and attorneys, arising out of his employment with or separation from the Company including, but not limited to, all statutory or common law claims, breaches of duty, actions in tort, defamation and breach of contract, any claim concerning any of the Previous Agreements or any amendments thereof entered into between the Employee and the Company, and any claim or damage arising out of the Employee's employment with or separation from the Company, provided the foregoing release shall not apply to the Employment Agreement entered into between the Company and the Employee on November 5, 2003, or the Non-Compete Agreement or the Confidentiality Agreement executed by the Employee.

         Nothing contained in this release shall be deemed to defeat the right, if any, of any issuer or underwriter of Directors' and Officers' liability insurance for PolyMedica Corporation and its directors and officers to recover monies on a theory of subrogation, indemnification or contribution.

November 5, 2003                            /s/ Samuel L. Shanaman
------------------                          ----------------------
Date                                        Samuel L. Shanaman
                                            Lead Director and Interim CEO
                                            PolyMedica Corporation